Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors

Independence Bancshares, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by Independence Bancshares, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Independence Bancshares, Inc. 2005 Stock Incentive Plan of our report dated March 20, 2009, which is included in Independence Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
March 26, 2009